Exhibit 10.47

PROMISSORY NOTE

(Mezzanine Loan)

$8,700,000	December 11, 2006

FOR VALUE RECEIVED, KBS REIT ACQUISITION VI, LLC, a Delaware limited liability company having an address at 620 Newport Center Drive, Suite 1300, Newport Beach, CA 92660 (“Maker”), hereby promises to pay to the order of GREENWICH CAPITAL FINANCIAL PRODUCTS, INC., a Delaware corporation, at its principal place of business at 600 Steamboat Road, Greenwich, Connecticut 06830 (together with its successors and assigns “Payee”) or at such place as the holder hereof may from time to time designate in writing, the principal sum of Eight Million Seven Hundred Thousand Dollars ($8,700,000) (the “Principal”), in lawful money of the United States of America, with interest on the unpaid principal balance from time to time outstanding at the Interest Rate, in installments as follows:

A. A payment on the date of funding representing interest from the date of funding through January 5, 2007;

B. On February 6, 2007 (which shall be the first Payment Date hereunder), and on each Payment Date thereafter through and including the Maturity Date, Maker shall pay interest, calculated at the Interest Rate, on the unpaid principal balance of this Note which has accrued through the last day of the Interest Period immediately preceding such Payment Date.

C. The balance of the principal sum of this Note together with all accrued and unpaid interest thereon shall be due and payable on the Maturity Date. If the Loan is repaid on any date other than on a Payment Date (whether prior to or after the Stated Maturity Date), Maker shall also pay interest that would have accrued on such repaid Principal to but not including the next Payment Date.

1. Definitions. Capitalized terms used but not otherwise defined herein shall have the meanings given in that certain Mezzanine Loan Agreement (the “Loan Agreement”) dated the date hereof between Maker and Payee. The following terms have the meanings set forth below:

Maturity Date: the date on which the final payment of principal of this Note becomes due and payable as therein provided, whether at the Stated Maturity Date, by declaration of acceleration, or otherwise.

Stated Maturity Date: January 6, 2008, and as such date may be changed in accordance with Section 2.2.5 of the Loan Agreement.

2. Payments and Computations. Interest on the unpaid Principal shall be computed on the basis of the actual number of days elapsed over a 360-day year. All amounts due under this Note shall be payable without setoff, counterclaim or any other deduction whatsoever and are payable without relief from valuation and appraisement laws and with all costs and charges incurred in the collection or enforcement hereof, including, attorneys’ fees and court costs.

3. Loan Documents. This Note is evidence of that certain loan made by Payee to Maker contemporaneously herewith and is executed pursuant to the terms and conditions of the Loan Agreement. This Note is secured by and entitled to the benefits of, among other things, the Pledge and the other Loan Documents. Reference is made to the Loan Documents for a description of the nature and extent of the security afforded thereby, the rights of the holder hereof in respect of such security, the terms and conditions upon which this Note is secured and the rights and duties of the holder of this Note. No reference herein to and no provision of any other Loan Document shall alter or impair the obligation of Maker, which is absolute and unconditional (except for Section 11.1 of the Loan Agreement), to pay the principal of and interest on this Note at the time and place and at the rates and in the monies and funds described herein. All of the agreements, conditions, covenants, provisions and stipulations contained in the Loan Documents to be kept and performed by Maker are by this reference hereby made part of this Note to the same extent and with the same force and effect as if they were fully set forth in this Note, and Maker covenants and agrees to keep and perform the same, or cause the same to be kept and performed, in accordance with their terms.

4. Loan Repayment; Prepayment. Maker shall have the right to prepay all or any portion of the Principal on any date provided that Maker gives Payee at least 15 days prior written notice thereof. If any such prepayment is not made on a Payment Date, Maker shall also pay interest that would have accrued on such prepaid Principal to but not including the next Payment Date. The principal balance of this Note is subject to mandatory prepayment, without premium or penalty, in certain instances of Insured Casualty or Condemnation, as more particularly set forth in Sections 2.3.2 and 7.4.2 of the Loan Agreement. Except during the continuance of an Event of Default, all proceeds of any repayment, including permitted prepayments, of Principal shall be applied in accordance with Section 2.3.1 of the Loan Agreement. If prior to the Maturity Date the principal sum of this Note, together with all interest accrued and unpaid thereon and all other sums due under the Loan Documents (all such sums hereinafter collectively referred to as the “Debt”) is accelerated by reason of an Event of Default, then Payee shall be entitled to receive, in addition to the unpaid Principal and accrued interest, all other sums due under the Loan Documents. During the continuance of an Event of Default, all proceeds of repayment, including any payment or recovery on the Property (whether through foreclosure, deed-in-lieu of foreclosure, or otherwise) shall, unless otherwise provided in the Loan Documents, be applied in such order and in such manner as Payee shall elect in Payee’s discretion.

5. Default Rate. After the occurrence and during the continuance of an Event of Default, the entire unpaid Debt shall bear interest at the Default Rate, and shall be payable upon demand from time to time, to the extent permitted by applicable law.

6. Late Payment Charge. If any Principal, interest or other sum due under any Loan Document is not paid by Maker on the date on which it is due (other than amounts due and payable on the Maturity Date), Maker shall pay to Payee upon demand an amount equal to the lesser of 5% of such unpaid sum or the maximum amount permitted by applicable law, in order to defray the expense incurred by Payee in handling and processing such delinquent payment and to compensate Payee for the loss of the use of such delinquent payment.

7. Amendments. This Note may not be modified, amended, waived, extended, changed, discharged or terminated orally or by any act or failure to act on the part of Maker or Payee, but only by an agreement in writing signed by the party against whom enforcement of any modification, amendment, waiver, extension, change, discharge or termination is sought. Whenever used, the singular number shall include the plural, the plural the singular, and the words “Payee” and “Maker” shall include their respective successors, assigns, heirs, executors and administrators. If Maker consists of more than one person or party, the obligations and liabilities of each such person or party shall be joint and several.

8. Waiver. Maker and all others who may become liable for the payment of all or any part of the Debt do hereby severally waive presentment and demand for payment, notice of dishonor, protest, notice of protest, notice of nonpayment (except as otherwise expressly provided for in this Note or the other Loan Documents), notice of intent to accelerate the maturity hereof and of acceleration. No release of any security for the Debt or any person liable for payment of the Debt, no extension of time for payment of this Note or any installment hereof, and no alteration, amendment or waiver of any provision of the Loan Documents made by agreement between Payee and any other person or party shall release, modify, amend, waive, extend, change, discharge, terminate or affect the liability of Maker, and any other person or party who may become liable under the Loan Documents, for the payment of all or any part of the Debt.

9. Exculpation. It is expressly agreed that recourse against Maker for failure to perform and observe its obligations contained in this Note shall be limited as and to the extent provided in Section 11.1 of the Loan Agreement.

10. Notices. All notices or other communications required or permitted to be given pursuant hereto shall be given in the manner specified in the Loan Agreement directed to the parties at their respective addresses as provided therein.

11. No Conflicts. In the event of any conflict between the provisions of this Note and any provision of the Loan Agreement, then the provisions of the Loan Agreement shall control.

12. Governing Law. THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS) AND THE APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.

[Signature Page Follows]

IN WITNESS WHEREOF, Maker has executed this Promissory Note as of the day and year first above written.

MAKER:

KBS REIT ACQUISITION VI, LLC, a Delaware limited liability company

By:	KBS LIMITED PARTNERSHIP, a Delaware limited partnership, its sole member

	By:	KBS REAL ESTATE INVESTMENT TRUST, INC., a Maryland corporation, general partner

		By:	/s/ Charles J. Schreiber, Jr.
Charles J. Schreiber, Jr.
Chief Executive Officer